CONSULTING AGREEMENT


      THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of April 25, 1997 by and between WorldPort Communications, Inc. a Delaware Corporation ("WorldPort" or the "Company"), and Mr. Edmund Blankenau (hereinafter referred to as the "Consultant"), and shall be effective upon the date of closing of the Asset Purchase Agreement betweeen WorldPort and Telenational Communications Limited Partnership (the "Closing").

                              W I T N E S S E T H:

      WHEREAS, the Company desires to have the benefit of the Consultant's efforts and services;

      WHEREAS, the Consultant is willing to make available to the Company the consulting services provided for in this Agreement as set forth below;

                                    AGREEMENT

1     .     TERM


      The term of this Agreement shall commence upon the Closing and end on the date eighteen (18) months from the Closing.

2     .     CONSULTING SERVICES

      (a) For the term of this Agreement, the Consultant agrees to render the following consulting services to the Company:

            (1) Provide assistance in the transition of aquired assets and operations into the operations of the Company;

            (2) Provide analysis regarding the telecommunications market and assist in the identification of new markets and new services for the the Company's existing markets;

            (3) Provide assistance with regards to customer and vendor relations;

            (4) Provide assistance with regards to the identification of potential acquisition targets and new business opportunities.

3     .     COMPENSATION AND RELATED MATTERS.

          (a) In consideration of the consulting services set forth in paragraph 2(a) above, and subject to the terms and conditions set forth herein, the Company agrees to compensate the Consultant as follows: Commencing on the date hereof, and during Consultant's employment, the Company shall pay to the Consultant a Monthly Consulting Fee of Seven Thousand Dollars per month

     ($7,000) payable on the first day of every month. The Monthly Consulting Fee may be increased at the sole discretion of the Board of Directors of the Company.

          (b) During the Consultant's employment hereunder, the Consultant shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Consultant in performing services hereunder, including all business, travel, and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the Company's policies and procedures, and that any expenses in excess of $500 have been pre-approved by the Company.

            (c) In addition to the Monthly Consulting Fee, the Consultant shall be entitled to Incentive Compensation for completed acquisitions and new business opportunities, which business development activities and the related compensation shall be pre-determined and pre-approved by Consultant and the Company on a case-by-case business. The terms and conditions of such Incentive Compensation shall be as specified in that certain letter from John Dalton to the Consultant dated June 10, 1997 (attached as Exhibit A to this Consulting Agreement).

4     .     TERMINATION

          (a) As a result of death: If the Consultant shall die during the term of this Agreement, the Consultant's employment shall terminate on the Consultant's date of death, and the Consultant's surviving spouse, or the Consultant's estate if the Consultant dies without a surviving spouse, shall be entitled to any Accrued and unpaid Consulting Fees for services already rendered to the Company as of the death of the Consultant.

          (b) As a result of Disability: If, as a result of the Consultant's Disability, the Consultant shall have been unable to perform the Consultant's duties hereunder on a full-time, continuous basis for two (2) consecutive months or for an aggregate of three (3) months within any twelve (12) month period and if within thirty (30) days after the Company provides the Consultant with a Termination Notice, the Consultant shall not have returned to the performance of the Consultant's duties on a full-time basis, the Company may terminate this Agreement. In the event the Consultant's services are no longer available to the Company on account of the Consultant's Disability in accordance with this paragraph, the
     Consultant shall receive any accrued and unpaid consulting fees for services actually rendered as of the Termination Date.

          (c) Termination Without Cause: Either party to this Agreement may terminate the Consultant's employment hereunder without cause at any time upon notice to the other party. In the event this Agreement is terminated by the Company without cause, the Consultant shall be entitled to receive from the Company on the Termination Date a lump-sum cash payment equal to the remaining Monthly Consulting Fees that the Consultant would otherwise have earned over the duration of the remaining term of the Agreement (the "Termination Payment").

          (d) Termination as a result of cause. The Company may terminate the Consultant for cause, upon the occurrence of any one or more of the following acts or omissions:

                  (i) The determination in a binding and final judgment,  order, or decree by a court or administrative agency of competent jurisdiction, that the Consultant has engaged in fraudulent conduct, and the determination by the Board, in its sole discretion, that such fraudulent conduct has a significant adverse impact on the Company;

                  (ii) The unreasonable refusal by the Consultant to perform the
            Consulting services and, after notice from the Company to the Consultant, the Consultant's continuing refusal to commence his services within 48 hours after giving of such notice by the Company;

                  (iii) The performance by the Consultant of his duties or
            responsibilities in a manner constituting gross negligence;

                  (iv) In the  event of  termination  for  cause,  as set  forth above, or in the event of termination by the Consultant, the Consultant will be entitled to receive any accrued but unpaid consulting fees for services actually performed, but will not be entitled to the Termination Payment, except as otherwise provided by Texas law.

5     .     TERMINATION NOTICE.

      Any termination by the Company or the Consultant of this Agreement shall be communicated by written Notice of Termination to the Consultant, if such Notice of Termination is delivered by the Company, and to the Company, if such Notice of Termination is delivered by the Consultant. The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth the Termination Date.

6     .     NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

      In connection with the providing of consulting services hereunder, the Company may provide the Consultant with information concerning the Company which the Company deems confidential (the "Confidential Information"). The Consultant understands and agrees that any Confidential Information disclosed to the Consultant pursuant to this Agreement is secret, proprietary and of great value to the Company, whihc value may be impaired if the secrecy of such information is not maintained. The Consultant further agrees that he will take reasonable security measures to preserve and protect the secrecy of such Confidential Information, and to hold such information in confidence and not to disclose such information, either directly or indirectly, to any person or entity during the term of this Agreement or any time following the expiration or termination date hereof. The Consultant further agrees that:

          (a) "Confidential Information" shall mean any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a secret, proprietary, confidential, or generally undisclosed nature relating to the Company, its products, customers, processes, and services, including information relating to testing research, development, manufacturing, marketing, and selling, disclosed to the Consultant or otherwise made known to the Consultant as a consequence of or through the Consultant's engagement by the Company (including information originated by the Consultant and information obtained by the Conultant during any previous consulting or employment engagement or any previous relationship with the Company) in any technological area previously developed by the Company or developed, engaged in, or researched, by the Company during the term of the Consultant's engagement, including, but not limited to, trade secrets, processes, products, formulae, apparatus, techniques, know-how, marketing plans, data, improvements, strategies, forecasts, customer lists, and technical requirements of customers, unless such information is in the public domain to such an extent as to be readily available to the Company's competitors.

          (b) The Consultant acknowledges that the Company has exclusive property rights to all Confidential Information and the Consultant hereby assigns all rights that the Consultant might otherwise possess in any Confidential Information to the Company. Except as required in the performance of the Consultant's duties to the Company, the Consultant will not at any time during or after the term of the Consultant's engagement, which term shall include any time in which the Consultant may be retained by the Company as a consultant, directly or indirectly use, communicate, disclose, or disseminate any Confidential Information.

          (c) All documents, records, notebooks, notes, memoranda, and similar repositories of, or containing, Confidential Information made or compiled by the Consultant at any time or made available to the Consultant prior to or during the term of Consultant's engagement by the Company, including any and all copies thereof, shall be the property of the Company, shall be held by the Consultant in trust solely for the benefit of the Company, and shall be delivered to the Company by the Consultant on the termination of the Consultant's engagement or at any other time on the request of the Company.

          (d) The Consultant will not assert any rights under any inventions, copyrights, discoveries, concepts, or ideas, or improvements thereof, or know-how related thereto, as having been made or acquired by the Consultant prior to the Consultant's being engaged by the Company or during the term of the Consultant's engagement if based on or otherwise related to Confidential Information.

          (e) Notwithstanding anything to the contrary in this Agreement, the Consultant shall not be precluded from disclosing any of the Confidential

     Information pursuant to a valid order of any governmental or regulatory authority, or pursuant to the order of any court or arbitor.

          (f) The Consultant agrees that since a violation of this paragraph 6 would cause irreparable injury to the Comapny, and that there may not be an adequate remedy at law for such violation, the Company shall have the right, in addition to any other remedies available at law or in equity, to enjoin the Consultant in a court of equity for violating the provisions of this paragraph 6.


7     .     INDEMNIFICATION.

      The Company agrees to indemnify and hold the Consultant harmless from and against any and all losses, liabilities, or costs (including, but not limited to, reasonable attorney's fees), which the Consultant may sustain, incur, or assume as a result of, or relative to, any allegation, claim, civil or criminal action, proceeding, charge, or prosecution, which may be alleged, made, instituted, or maintained against the Consultant or the Company, jointly or severally, if (a) the Consultant was made a party to any action arising out of or based upon the Consultant's rendering of services pursuant to this Agreement and (b) the Consultant acted in good faith and in a manner reasonably believed by the Consultant to be in or not opposed to the interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Not withstanding the foregoing, the Company will not, however, indemnify the Consultant for any claims, liabilities, losses, damages or expenses that result solely from bad faith, gross negligence or willful misconduct by the Consultant.

8     .     ATTORNEYS' FEES.

      In the event that either party hereunder institutes any legal proceedings in connection with its rights or obligations under this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party all costs incurred in connection with such proceeding, including reasonable attorneys' fees, together with interest thereon as provided by applicable law.

9 . INDEPENDENT CONTRACTOR STATUS; SERVICE ON THE BOARD OF DIRECTORS. It is expressly understood and agreed that this is a consulting agreement only and does not constitute an employer-emloyee relationship. Accordingly, the Consultant agrees that the Consultant shall be solely responsible for payment of his own taxes or sums due to federal, state or local governments, overhead, workmen's compensation, fringe benefits, pension contributions or other expenses. It is further understood and agreed that the Consultant is an independent contractor and that the Company shall have no right to control the activities of the Consultant other than during the express period of time in which the Consultant is performing services hereunder, and that such control by the Company is solely predicated upon the consulting services provided hereunder and not because of any presumed employee-employer relationship. The Consultant shall have no authority to bind the Company. The parties further acknowledge that the Consultant's services hereunder are not exclusive.

The Parties acknowledge that upon the Closing, Mr. Blankenau will be elected to the Company's Board of Directors and shall serve for such one-year terms as he may be re-elected from time-to-time by the shareholders of the Company. The Consultant shall be compensated for his service as a Director of the Company according to the usual and customary terms of compensation for a Director, which Director's compensation shall be in addition to his Monthly Consulting Fees and Incentive Compensation as described above.

10    .     ENFORCEMENT.

      The provisions of this Agreement shall be regarded as divisible, and if any of such provisions or any part hereof is declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or the parts hereof and the applicability thereof shall not be affected thereby.

11    .     AMENDMENT OR TERMINATION.

      This Agreement may not be amended or terminated during its term, except by written instrument executed by both the Company and the Consultant.

12    .     SURVIVABILITY.

      The provisions of Sections 6, 7, 8 and 9 hereof and the provisions hereof relating to the payment of the Accrued Benefits and the Severance Payment shall survive the termination of this Agreement.

13    .     ENTIRE AGREEMENT.

      This Agreement sets forth the entire agreement between the Consultant and the Company with respect to the subject matter hereof and supersedes all prior oral or written agreements, negotiations, commitments, and understandings with respect thereto.

14    .     GOVERNING LAW; VENUE.

      This Agreement and the respective rights and obligations of the Consultant and the Company hereunder shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the provisions, principles, or policies thereof relating to choice of law or conflict of laws.

15    .     NOTICE.

      Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received, and if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid, if to the Company, to:

      WorldPort Communications, Inc.
      9601 Katy Freeway, Suite 200
      Houston, Texas  77024

with a copy to corporate counsel for the Company to:

      Snell & Wilmer LLP
      Attn: Mr. William C. Gibbs, Esq.
      111 East Broadway, Suite 900
      Salt Lake City, Utah 84111
      Tel: 801-237-1907

or to such other address as the Company shall have given to the Consultant or, if to the Consultant, to:

      Mr. Edmund Blankenau
      606 South 96th Street
      Omaha, Nebraska 68114

with a copy to counsel for the Consultant to:

      Douglas F. Duchek, Esq.
      328 South 52nd Street, Third Floor
      Omaha, Nebraska 68132

or to such other address as the Consultant shall have given to the Company.


16    .     NO WAIVER.

      No waiver by either party at any time of any breach by the other party of, or any failure by the other party to comply with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

17    .     HEADINGS.

      The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

18    .     COUNTERPARTS.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Consultant has executed this Agreement, on the date and year first above written.


                              THE COMPANY:
                              WORLDPORT COMMUNICATIONS, INC.

                              /s/John Dalton
                              -----------------------------------
                              JOHN DALTON
                              CHIEF EXECUTIVE OFFICER



                              CONSULTANT:


                              /s/Edmund Blankenau
                              -----------------------------------
                              EDMUND BLANKENAU

                                    EXHIBIT A


                 Letter From John Dalton to Edmund Blankenau
                               Dated June 10, 1996
    Specifying Terms and Conditions of Consultant's Incentive Performance
                                  Compensation